EXHIBIT 23
COOPERS
& LYBRAND L.L.P.                         certified public accountants


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Central Louisiana Electric Company, Inc. on Form S-8 (Registration Nos. 2-79671, 33-10169, 33-38362 and 33-44663) and Form S-3 (Nos. 33-24895, 33-61068, and
33-62950) of our reports dated January 27, 1995, on our audits of the consolidated financial statements and financial statement schedule of Central Louisiana Electric Company, Inc. as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, which reports are included or incorporated by reference in this Annual Report on Form 10-K.

COOPERS & LYBRAND L.L.P.

New Orleans, Louisiana
March 30, 1995